EXHIBIT 99.1

PRESS RELEASE

INX Announces Intention to Restate Financials

HOUSTON — June 21, 2010--(NASDAQ: INXI) As previously disclosed, INX undertook a review of its multi-element revenue arrangements.  Based on this review, INX today announced that, upon the recommendation of management, the Audit Committee of the Board of Directors determined that the previously issued financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2008, our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2009, and our quarterly reports on Form 10-Q for each of the fiscal quarters ended June 30, 2009 and September 30, 2009 should no longer be relied upon as a result of certain errors affecting the timing of recognition of revenues and costs of revenues between these periods.

The errors identified include (1) errors in the identification of and accounting for deliverables under multi-element arrangements, including the treatment of individual product items as separate deliverables under multi-element arrangements, and the Company's application of the residual method of revenue recognition for such multi-element arrangements, (2) errors in the accounting for customer acceptance and retainer provisions of certain contracts, and (3) incorrect identification of contract shipping terms resulting in errors in the timing of recognition of revenues and costs of revenues for certain transactions.

The Company intends to file its restated financial statements for the fiscal year ended December 31, 2008 in conjunction with the filing of its annual report on Form 10-K for the year ended December 31, 2009.  The Company intends to file an amended Form 10-Q/A for each of the quarters ended March 31, 2009, June 30, 2009 and September 31, 2009.  The Company expects to complete the filings as soon as practicable.

In addition to the impact of the restatement on the Company's previously issued financial statements the Company will also evaluate whether the errors were the result of a material weakness in internal control over financial reporting and will include the results of this evaluation in the 2009 Form 10-K and Form 10-Q/A's.

The Company has informed Grant Thornton LLP, the Company's former independent registered public accounting firm of the matters disclosed in this filing.  Additionally, the Company has discussed the matters disclosed in this filing with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm since June 8, 2009.

ABOUT INX INC.:

INX Inc. is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com